OFFICE LEASE AGREEMENT

FOR

OFFICE FACILITIES

1900/2000 NW CORPORATE BOULEVARD

BOCA RATON, FLORIDA

TENANT: IPEX

MAR 0[illegible] 2006

INDEX

PARAGRAPH PAGE

OFFICE LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Lease"), is dated for reference purposes as of February 28, 2006, between GEHR DEVELOPMENT FLORIDA, LLC, a Delaware limited liability company ("**Landlord**"), and the Tenant named in Item 1 of the Schedule ("**Tenant**").

The following Schedule (the "**Schedule**") is an integral part of this Lease and contains definitions of certain terms used in this Lease.

TYPE: New X Renewal____

SCHEDULE

1. Name of Tenant: .... IPEX
2. Premises: .... Suite 205 West
3. Rentable Square Feet in Premises: 1,394
4. Initial Base Rental (annual): $22,304.00
5. Initial Monthly Installments of Base Rental: $1,858.66
6. Tenant's Proportionate Share of Operating Expenses: (118,777 Total Building Sq. Ft. estimated at $10.13 psf): 1.2%
7. Security Deposit: $6,070.55
8. Term: .... Thirty-eight (38) Months
9. Commencement Date (subject to Paragraph 3.2): .... March 1, 2006 or earliest date that building management currently located on the Premises can relocate. However, Base Rental and Operating Expenses shall not accrue until May 1, 2005.
10. Expiration Date (subject to Paragraph 3.2): .... May 1, 2009
11. Calendar Year Base Year: 2006
12. Tenant Allowance: .... N/A
13. Guarantor(s): .... N/A
14. Tenant's Address for Notices prior to taking possession of the Premises: N/A
15. Guarantor's Address for Notices prior to taking possession of the Premises: N/A
16. Landlord's Address for Notices: .... c/o President, 7400 East Slauson Avenue, Los Angeles, CA 90040, c/o CB Richard Ellis, Inc., 1900 NW Corporate Blvd., Suite 200 W, Boca Raton, FL 33143, and c/o CB Richard Ellis, Inc., Attn: Managing Director, Asset Services, 201 East Kennedy Blvd., Suite 1500, Tampa, FL 33602
17. Landlord's Address for Rent Payments: .... Gehr Development Florida, LLC, dba 1900-2000 Building, PO Box 918985, Orlando, FL 32891-8985
18. Tenant's Real Estate Broker: .... N/A

19. Landlord Management Agent:.. CB Richard Ellis, Inc.

....Attn: Steven F. O'Hara

20. Landlord's Management Agent's Address:.. c/o CB Richard Ellis, Inc., ______________________________

1. DEFINITIONS.

1.1 "**Base Rental**" means the following amounts for the corresponding periods:

PERIOD	BASE RENTAL (annual)	MONTHLY INSTALLMENTS OF BASE RENTAL
Commencement Date through the last day of the first Lease Year	$22,304.00	$1,858.66 ($22,304.00 ÷ 12)
First day of the second Lease Year through the last day of the second Lease Year	$23,196.16	$1,933.01 (23,196.16 ÷ 12)
First day of the third Lease Year through the last day of the third Lease Year	$24,124.00	$2,010.33 (24,124.00 ÷ 12)
First day of the fourth Lease Year through the last day of the thirty-eight month (May 1, 2009)	$25,088.97	$2,090.75 (25,088.97 ÷ 12)

For purposes hereof, the term "Lease Year" means a period of twelve (12) consecutive months beginning on the Commencement Date or an anniversary thereof and ending on (and including) the day immediately preceding the following anniversary thereof during the Lease Term, except that (a) if the Commencement Date is not the first day of a calendar month, then the first Lease Year will begin on the Commencement Date and end on (and include) the following anniversary of the last day of the calendar month in which the Commencement Date occurs, and each subsequent Lease Year will mean a period of twelve (12) consecutive months beginning on an anniversary of the first day of the calendar month immediately following the calendar month in which the Commencement Date occurs and ending on (and including) the day immediately preceding the following anniversary thereof during the Lease Term, and (b) the last Lease Year will end on the last day of the Lease Term. The Base Rental due for the first month during the Lease Term is required to be deposited with Landlord by Tenant at the time of execution hereof.

1.2 The "**Building**" means the East and West office buildings and 2000 NW Corporate Boulevard office building within the Property.

1.3 "**Building Standard**" means the type, brand or quality of materials, amount, level of performance, or standards, as the case may be, as established in this Lease or in the Building Rules and Regulations, or as designated from time to time by Landlord, to be the minimum quality to be used in the Building or the exclusive type, grade or quality of material to be used in the Building.

1.4 "**Common Areas**" means those areas devoted to corridors, elevator foyers, restrooms, mechanical rooms, elevators, janitorial closets, electrical and telephone closets, vending areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

1.5 **"Exterior Common Areas"** means the portion of the Property (and other tracts of real property comprising the multi-building complex in which the Building is located) which are not located within the Building (or other Building in the multi-building complex) and which are provided and maintained for the common use and benefit of Landlord and tenants of the Building (or multi-building complex) generally and the employees, invitees and licensees of Landlord and such tenants; including, without limitation, all parking areas, enclosed or otherwise, and all streets, sidewalks, and landscaped areas.

1.6 **"Lease Term"** means the period beginning on the Commencement Date and ending on the Expiration Date (subject to Paragraph 3.2).

1.7 The **"Premises"** are outlined on the diagram attached as Exhibit A-1 and depicted on the floor plan attached as Exhibit A-2. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in the Schedule. Unless otherwise expressly provided herein, any statement of square footage set forth in this Lease, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

1.8 **"Property"** means the land and East and West Building complexes currently known as 1900 NW Corporate Boulevard, located at 1900 N.W. Corporate Blvd., Boca Raton, Florida 33431 and the office building located at 2000 NW Corporate Boulevard, Boca Raton, Florida 33431.

1.9 **"Service Areas"** means those areas within the outside walls used for elevator mechanical rooms, building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts (but excluding any such areas for the exclusive use of a particular tenant).

2. LEASE GRANT.

Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises.

3. LEASE TERM.

3.1 This Lease will continue in force during a period beginning on the Commencement Date and continuing until the Expiration Date, unless this Lease is terminated on an earlier date or extended to a later date under any other term or provision of this Lease.

3.2 Landlord will have no liability to Tenant for failure to deliver possession of the Premises to Tenant by the date specified in Item 10 of the Schedule. If Landlord fails to deliver possession of the Premises by such date for any reason other than a delay caused by Tenant, the Commencement Date will be deferred until Landlord delivers possession of the Premises, and the Expiration Date will be deferred for an equal amount of time. However, if the Expiration Date, as so extended, falls on other than the last day of a month, then the Expiration Date will be further extended to fall on the last day of such month. If Landlord fails to deliver possession of the Premises by the date specified in Item 9 of the Schedule due to a delay caused by Tenant, then the Commencement Date will not be deferred.

4. USE.

4.1 Tenant will use and occupy the Premises for the following use and for no other use or purpose: General office use.

4.2 Notwithstanding the provisions of Paragraph 4.1, Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, or which, in Landlord's sole opinion, creates a

nuisance or which would increase the cost of insurance coverage with respect to the Property. Landlord reserves the right to grant to anyone the exclusive right to conduct any business or render any service in the Property; such exclusive right will not operate to exclude Tenant from using the Premises for the conduct of the type and manner of business being conducted by Tenant from the Premises at the time Landlord grants such exclusive use.

5. BASE RENTAL.

Tenant will pay to Landlord during the Lease Term without any setoff or deduction whatsoever, the Base Rental and all such other money that becomes due hereunder as additional rent, all of which are sometimes herein collectively called "rent". The annual Base Rental then in effect for each calendar year or portion thereof will be due and payable in twelve (12) equal installments on the first business day of each calendar month during the Lease Term or be considered an Event of Default pursuant to this Lease. Tenant agrees to pay all such sums in advance, and without demand. Tenant will pay all rent due to Landlord at Landlord's address listed in the Schedule above. If the Lease Term commences on a day other than the first day of a month, or terminates on a day other than the last day of a month, then the installments of Base Rental and any other rent due for such month or months will be prorated, based on the number of days in such month. Tenant will pay all sales taxes, governmental surcharges and the like levied or assessed against all rent payments due under this Lease simultaneously with each rent payment required. Tenant's obligation to pay accrued rent and additional rent shall survive the termination or expiration of this Lease.

6. OPERATING EXPENSES.

6.1 For the purposes of this paragraph, the following definitions apply:

(a) "Base Year" is defined in the Schedule.

(b) "Operating Expenses" means all direct and indirect costs and expenses in each calendar year paid or incurred by Landlord in connection with operating, maintaining, insuring, managing and owning the Property, including, without limitation, real estate taxes and assessments of the Property, all reasonable costs and expenses (including, without limitation, legal fees and court costs) charged for the protest or the reduction of any of the aforesaid taxes and assessments (regardless of whether such protest or reduction is ultimately successful), costs and expenses in connection with the parking areas and any parking garages serving the Building, and the Property's allotted share from time to time of the Operating Expenses from the Exterior Common Areas. Operating Expenses will not include the cost of capital improvements, depreciation, interest, lease commissions, principal payments on mortgage and other non-operating debts of Landlord, and expenses for repairs or other work occasioned by a casualty, to the extent that such expenses are required to be covered by Landlord's insurance as described in Paragraph 17.2 (provided that all costs which are not recoverable under such insurance as a result of any deductible amount shall be included as Operating Expenses). Operating Expenses will however, include the amortization (plus interest) of the cost of capital improvements which are primarily for the purpose of reducing Operating Expenses, or which are required by governmental authorities. In addition, Operating Expenses will include items which are generally considered maintenance and repair items, such as, but not limited to, landscaping, painting of common areas, replacement of carpet in elevator lobbies and common corridors, replacing broken windows, and the like. If a change in real estate taxes is obtained for any year of the Lease Term during which Tenant paid Tenant's Proportionate Share of Excess Operating Expenses, then Operating Expenses for that year will be retroactively adjusted and Landlord will provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for real estate taxes for the Base Year, Operating Expenses for the Base Year will be restated and the Excess Operating Expenses for all subsequent years will be recomputed.

(c) **"Tenant's Proportionate Share"** is set forth in the Schedule, being the ratio that the number of rentable square feet of space in the Premises bears to the number of rentable square feet of space in the Building.

(d) **"Expense Statement"** means a statement from the Landlord setting forth the Operating Expenses.

6.2 Tenant will, during the Lease Term, pay in addition to Base Rental hereunder, an amount equal to Tenant's Proportionate Share of the excess (the **"Excess"**) from time to time of Operating Expenses for any calendar year over the Operating Expenses for the Base Year.

6.3 For each calendar year after the Base Year, Landlord will furnish Tenant with an Expense Statement showing in reasonable detail the Operating Expenses incurred by Landlord for such calendar year. As part of the Expense Statement, Landlord may include an amount representing Tenant's Proportionate Share of the estimated Excess to be incurred for the then current calendar year. Landlord will use reasonable efforts to deliver the annual Expense Statement within 120 days after the end of the applicable calendar year. Delays by Landlord in submitting such Expense Statements or mistakes by Landlord in such statements will not prejudice Landlord's right to collect any rent due under this Lease.

6.4 Upon receipt of the estimate showing Tenant's Proportionate Share of the Excess for the current calendar year, the amount thereof will be divided into twelve (12) equal monthly installments, and Tenant will pay Landlord, at the same time that the next regular monthly rental payment is due, the number of installments necessary to bring the Tenant current for the calendar year. Credit will be given for any payment of estimated increases already paid for those months. Subsequent installments will be payable together with the regular rent payments for the balance of the calendar year and will continue until payments begin under the following calendar year's Expense Statement.

6.5 If Tenant's Proportionate Share of the Excess for a prior calendar year as shown on the Expense Statement is greater than the estimated payments made by Tenant for that year, then within thirty (30) days following receipt by Tenant of the Expense Statement, Tenant will pay in full an amount equal to such excess. If Tenant's Proportionate Share of the Excess is less than the estimated payments made by Tenant for that year, then the amount of such overpayment will be credited against the next Operating Expense payments falling due, except that if this Lease expires before such credit is fully applied, Landlord will refund the unapplied balance to Tenant in cash. The obligations of Landlord and Tenant under this Paragraph 6.5 will survive expiration or termination of this Lease.

6.6 If this Lease begins after the first day of a calendar year or terminates before the end of a calendar year, payment will be based on the percentage of the year in which Tenant leased the Premises.

6.7 Intentionally Deleted.

6.8 Notwithstanding any language in the Lease seemingly to the contrary, if the Building is less than fully occupied during any calendar year of the Lease Term, actual **"Operating Expenses"** and the Excess for the purposes referenced above shall be determined as if the Building had been fully occupied during such year. Similarly, if the Building is less than fully occupied during the Base Year, actual "**Operating Expenses**" for the purposes referenced above will be determined for the Base Year as if the Building had been fully occupied during such year. If Landlord is not required to provide certain services to a tenant, then the costs of such services will be apportioned among the tenants provided with such services, and Tenant's Proportionate Share for such services will be recomputed to equal the ratio that Tenant's Premises bears to the total demised premises of tenants provided with such services. For the purposes of this Lease, "fully occupied" means occupancy of ninety-five percent (95%) of the rentable area in the Building.

7. SERVICES TO BE FURNISHED BY LANDLORD.

7.1 . Landlord agrees to furnish Tenant the following defined basic services:

(a) Cold water at those points of supply provided for general use of tenants in the Building.

(b) Central heat and air conditioning at such temperatures and in such amounts as are considered by Landlord to be standard or as required by governmental authority; provided, however, heating and air conditioning service at times other than for Normal Building Hours for the Building (as established by the Building Rules and Regulations, as described in Paragraph 13.2) shall be furnished only upon the written request of Tenant delivered to Landlord in accordance with the Building Rules and Regulations. Tenant will pay to Landlord its regular charges for such additional heating or air conditioning.

If Tenant installs equipment which in Landlord's opinion produces enough heat to cause comfort problems in the Building or any part thereof, or if Tenant desires a supplemental air conditioning system and Landlord has approved same, then Landlord may, at its option, either cause to be designed or permit Tenant to design a supplemental air conditioning system, subject to Landlord's approval, and Landlord will install such system at Tenant's expense substantially in accordance with such design. If Tenant has requested such supplemental system, Tenant will be responsible for determining that the design of such system is adequate for its needs. Tenant agrees to pay Landlord for such equipment, design, installation, metering and consumption of electricity and, if applicable, chilled water for supplemental air conditioning. During the Lease Term, Tenant will, at Tenant's sole cost, repair and maintain such supplemental air conditioning system and keep the same in good condition. If such supplemental air conditioning is installed at the request of either Tenant or Landlord in a manner that utilizes the Building condenser water loop, Tenant will pay a one-time tap fee, payable within thirty (30) days of invoicing from Landlord, at Landlord's then established rate for such. Tenant will also pay for the necessary pump and piping to connect the supplemental air conditioning equipment to the Building condenser water risers. All systems and equipment installed, as provided herein above, will become part and parcel with the Building and forever remain Landlord's property; provided that, at Landlord's request, Tenant will remove such systems and/or equipment prior to the expiration or termination of this Lease and repair any damage caused by such systems and equipment and its removal.

(c) Maintenance, repair and replacement for all Common Areas and Service Areas of the Building, including the systems, facilities and equipment necessary for the proper operation of the Property and for provision of Landlord's other services set forth in this Paragraph, in the manner and to the extent deemed by Landlord to be standard. Accordingly, Landlord will be responsible for and will maintain and repair the foundations, structure and roof of the Building and repair damage to the Building which Landlord insures against.

(d) Nightly janitorial service, Monday through Friday, excluding legal holidays; provided, however, if Tenant's floor covering or other improvements require special treatment, Tenant will pay the additional cleaning cost attributable thereto as additional rent upon presentation of a statement therefor by Landlord.

(e) All Building Standard fluorescent bulb replacement in the Premises and fluorescent and incandescent bulb replacement in the Common Areas and Service Areas.

7.2 Electricity will be distributed to the Premises either by the electric utility company serving the Building or, at Landlord's option, by Landlord; and Landlord will permit Landlord's wire and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Premises, Tenant will obtain all of its electricity for the

Premises from Landlord, and the charges for such electricity will be included in Operating Expenses. Subject to the provisions of this Article 7, Landlord will provide facilities to provide electrical current required by Tenant in its use and occupancy of the Premises. Tenant's use of electrical services furnished by Landlord must not exceed, either in voltage, rated capacity, or overall load or usage, that which Landlord deems to be Building Standard. The Building's mechanical and electrical systems are designed to accommodate loads generated by lights and office equipment such as desktop personal computers, typewriters, dictating equipment, photocopy equipment, and the like up to the following Building Standard maximum capacities: (i) Light (277.V) 2 watts per rentable square foot, (ii) Lighting (120.V) 1 watt per rentable square foot, (iii) Receptacle (120.V) 2 watts per rentable square foot, and (iv) Miscellaneous load 2 watts per rentable square foot. If Tenant requests that it be allowed to consume electrical services in excess of that deemed by Landlord to be Building Standard, Landlord may refuse to consent to usage or may consent upon such conditions as Landlord elects (including the requirement that submeters be installed at Tenant's expense) and Tenant will pay all costs and expenses thereby incurred, including but not limited to the cost of electricity. In addition, Landlord reserves the right to cause submeters to be installed (at Tenant's expense) if Landlord reasonably determines that Tenant's use of electrical services furnished by Landlord exceeds that which is customary in the Building (due to excessive use outside of Normal Building Hours, or otherwise), in which case Tenant will also pay for such electrical usage as Landlord reasonably determines to be in excess of that which is customary for tenants in the Building.

Presently Florida Power and Light ("**Electric Service Provider**") is the utility company selected by Landlord to provide electricity service for the Property. Notwithstanding the foregoing, if permitted by law, Landlord will have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity service (each such company hereinafter being referred to as an ("**Alternate Service Provider**") or continue to contract service from the Electric Service Provider. Tenant will cooperate with Landlord, the Electric Service Provider and any Alternate Service Provider at all times and, as reasonably necessary, will allow Landlord, Electric Service Provider, and any Alternate Service Provider reasonable access to the Building's electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord will not be liable or responsible for any loss, damage, or expense that Tenant sustains or incurs by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the supply or character of the electrical energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant's requirements, and no such change, failure, defect, unavailability, or unsuitability will constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.

7.3 The failure by Landlord to any extent to furnish, or the interruption or termination of, the defined services in whole or in part, will not render Landlord liable in any respect nor be construed as an eviction (constructive or otherwise) of Tenant, nor work an offset or abatement of rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement of this Lease.

7.4 If any of the equipment or machinery used in the provision of defined services, for any cause, ceases to function properly, Tenant will have no claim for offset or abatement of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom.

7.5 Except as otherwise expressly provided herein, Landlord will not be required to perform any maintenance on or make any repairs to the Premises.

8. CONDITION OF PREMISES.

Except as otherwise expressly provided in this Paragraph, all installations and improvements now or hereafter placed on the Premises will be for Tenant's account and at Tenant's cost (and Tenant will pay ad valorem taxes and increased insurance thereon or attributable thereto), which cost will be payable by Tenant to Landlord as additional rent. Landlord is leasing the Premises to Tenant "as is," without any

representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability). Taking possession of the Premises by Tenant will be conclusive evidence as against Tenant that the Premises were in good and satisfactory condition when possession was so taken.

9. GRAPHICS.

Landlord will provide and install all signage at the entrance to the Premises and on the Building directories. All such signage will be in the standard graphics for the Building pursuant to the Signage Requirements attached hereto as Exhibit "C", and no others may be used or permitted on the Premises or on the directory without Landlord's prior written consent. Such door signage will be at Tenant's cost. Tenant will be entitled to one line, indicating Tenant's name, on the directory located in the lobby on the arrival level of the Building, and one line, indicating Tenant's name, on the directory located in the lobby on the ground floor of the Building, without charge.

10. CARE OF THE PREMISES BY TENANT; SURRENDER.

Tenant shall not block or cover any of the heating, ventilation or air-conditioning ducts in the Premises. Tenant may not install or cause to be installed in the Premises a wall covering that is impermeable to humidity or vapor. Tenant shall immediately report to Landlord: (i) any evidence of a water leak or excessive moisture in the Premises; (ii) any evidence of mold or mildew in the Premises; and (iii) any failure or malfunction in the heating, ventilation and air conditioning system serving the Premises. Tenant will not commit or allow any waste to be committed on any portion of the Premises, and at the termination of this Lease, Tenant will deliver the Premises to Landlord in as good condition as the Premises were in when Tenant first took possession thereof, ordinary wear and use excepted. Tenant will give written notice to Landlord at least thirty (30) days before vacating and will arrange to meet with Landlord for a joint inspection of the Premises. If Tenant fails to give such timely notice or arrange such joint inspection, Landlord's inspection at or after Tenant's vacation of the Premises will be conclusively deemed correct for purposes of determining Tenant's responsibility for repairs and restoration. The provisions of this Paragraph 10 will survive expiration or termination of this Lease.

11. REPAIRS AND ALTERATIONS BY TENANT.

11.1 Tenant will, at Tenant's own cost and expense, repair any damage done to the Property, or any part thereof, including replacement of damaged portions or items, caused by Tenant or Tenant's agents, employees, invitees, or visitors, and Tenant covenants and agrees to make all such repairs as may be required to restore the Property to as good a condition as it was in prior to such damage. All such work or repairs by Tenant must be effected in compliance with all applicable laws; provided, however, if Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make repairs or replacements, and Tenant will pay the cost thereof to the Landlord, plus an eighteen percent (18%) service charge, within ten (10) days of Landlord's demand therefor, as additional rent. The provisions of this Paragraph 11.1 will survive expiration or termination of this Lease.

11.2 Tenant agrees with Landlord not to install or allow to be installed any vending machines on the Premises, and will not place or allow to be placed any signs on the Premises which are visible from outside the Premises, without first obtaining the prior written consent of Landlord in each such instance, which consent may be given on such conditions as Landlord may elect.

11.3 Any alterations, additions or improvements made by or on behalf of Tenant to the Premises ("**Tenant-Made Alterations**") will be subject to Landlord's prior written consent, which consent may be given on such conditions as Landlord may elect. Tenant will cause, at its expense, any Tenant-Made Alterations to comply with applicable insurance requirements and with all applicable laws, codes and governmental regulations, and will construct at its expense any alteration or modification required by applicable laws, codes or governmental regulations as a result of any Tenant-Made Alterations. All Tenant-Made Alterations must be constructed in a good and workmanlike manner by contractors

reasonably acceptable to Landlord and only good grades of materials may be used. No Tenant-Made Alterations may include the use of a wall covering that is impermeable to humidity or vapor. All plans and specifications for any Tenant-Made Alterations must be submitted to Landlord for its approval. Landlord may monitor construction of the Tenant–Made Alterations. Tenant will pay Landlord's standard charges for review of Tenant's plans, permits, lien waivers, certificates and the like and for monitoring construction. Landlord's right to review plans and specifications and to monitor construction will be solely for its own benefit, and Landlord will have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. Tenant will provide Landlord with the identities and mailing address of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of nonresponsibility pursuant to applicable law. Tenant will furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and will provide endorsements for worker's compensation, builder's risk, and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury and property damage during construction. Landlord may elect to require Tenant to insure any such Tenant-Made Alterations in accordance with Paragraph 17.1(a). In connection with any Tenant-Made Alterations, Tenant's contractor must (and its contract must so provide):

(a) conduct its work in such a manner so as not to unreasonably interfere with other tenants, Property operations, or any other construction occurring on or in the Property or in the Premises;

(b) execute a set of and comply with the Building's then-current Tenant Contractor Rules and Regulations and comply with all additional rules and regulations relating to construction activities in or on the Property as may be promulgated from time to time and uniformly enforced by Landlord or its agents;

(c) deliver to Landlord detailed "as built" plans immediately after the alterations or improvements are complete, if requested by Landlord; and

(d) be responsible for reaching an agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work including, but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials and access to the Premises.

Landlord will have the right to approve Tenant's contractor and all subcontractors to be used by Tenant's contractor. Upon completion of any Tenant-Made Alterations, Tenant will deliver to Landlord sworn statements setting forth the names of all contractors, subcontractors and material suppliers who did work on or supplied materials for the Tenant-Made Alterations, and final lien waivers from all such contractors, subcontractors and material suppliers. Tenant will have no right to make any repairs, alterations or improvements to, within or on any of the Common Areas without Landlord's prior written consent, which may be withheld in Landlord's sole and absolute discretion.

11.4 Any and all alterations or improvements to the Premises will become the property of Landlord upon termination of this Lease (except for movable equipment or furniture owned by Tenant). Landlord may, nonetheless, require Tenant to remove any and all fixtures, equipment and other alterations or improvements installed on the Premises and restore the Premises to Building Standard. If Landlord so requires and Tenant fails to remove such improvements, Landlord may remove such improvements at Tenant's cost, and Tenant will pay Landlord on demand the cost of restoring the Premises to Building Standard, plus an eighteen percent (18%) service charge as additional rent. The provisions of this Paragraph 11.4 will survive expiration or termination of this Lease. See Paragraph 29 for additional provisions regarding telecommunication lines and equipment.

12. PARKING.

12.1 Provided that Tenant pays the charges contemplated by this Paragraph 12 when due, Landlord will initially issue to Tenant, for use by Tenant during the Lease Term, up to two (2) reserved parking passes for parking automobiles in the parking garage serving the Building, which parking rights will include unlimited "in and out" privileges. If at any time Tenant fails (or elects not) to use and pay for the maximum number of parking spaces to which it is entitled, Landlord may elect to terminate Tenant's rights to those spaces for the remainder of the Lease Term. Tenant shall receive one (1) reserved parking space free of charge for the first Lease Year of the Term.

12.2 With respect to the unreserved and uncovered parking spaces within the parking garage and on the Property, Tenant will have the right to use such spaces on a first come first serve basis, and only up to the ratio of four (4) parking spaces per 1,000 rentable square feet of leased office space. With respect to the reserved spaces, the location of such spaces will be designated by Landlord, and Landlord will be entitled to relocate such assigned parking space(s) at any time after reasonable written notice (not less than thirty (30) days). Tenant will pay as additional rent for such reserved parking spaces the market rates charged from time to time by Landlord (or any licensee or lessee operating the parking garage at the time) to tenants and other third parties for reserved parking spaces (plus applicable sales taxes, governmental surcharges and the like). As of the date of this Lease, the rate for reserved parking spaces is $ 50.00/month per space, which rate shall increase by five percent (5%) upon each anniversary of the Lease. Landlord may permit all or portions of the parking area serving the Building to be used periodically by third parties for or in connection with special events. During such special events, such third parties may use the Building's parking area, and Tenant will have no claim for rent abatement, constructive eviction, or other breach or default.

Notwithstanding the foregoing, Landlord is under no obligation or timeline to make available to Tenant parking privileges for reserved and unreserved spaces up to or in excess of the ratio of four (4) parking spaces per 1,000 rentable square feet of leased office space. However, if in Landlord's sole and absolute discretion Landlord (or any licensee or lessee operating the parking garage at the time) makes available to Tenant parking passes in excess of the number or ratio set forth above, then such excess will be on a month-to-month basis only.

12.3 All such parking shall be subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord will not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Building's parking areas, or for vandalism to automobiles occurring in the Building's parking areas, it being agreed that, to the fullest extent permitted by law, the use of the Building's parking areas will be at the sole risk of Tenant and its employees. Landlord hereby reserves the right to enter into a management agreement or lease with an entity for the Building's parking areas ("Operator"). In such event, Tenant, upon request of Landlord, will enter into a parking agreement with the Operator and pay to the Operator the monthly charge established hereunder, and Landlord will have no liability for claims arising through acts or omissions of the Operator. Landlord will have the right to temporarily close the Building's parking areas to perform necessary repairs, maintenance and improvements to the parking areas.

13. LAWS, REGULATIONS AND RULES.

13.1 Tenant will comply with all governmental laws, ordinances, rules and regulations applicable to Tenant's use of the Premises.

13.2 A copy of the initial Building Rules and Regulations is attached hereto as Exhibit B. Tenant will comply with such initial Building Rules and Regulations and with all reasonable additional Building Rules and Regulations and reasonable amendments to the Building Rules and Regulations adopted by Landlord from time to time, and will cause all of its agents, employees, invitees and visitors to do so. All changes to such rules will be furnished by Landlord to Tenant in writing.

13.3 Landlord will not be responsible to Tenant for the nonperformance of any such Building Rules and Regulations by any other tenant or occupant of the Building.

14. ENTRY BY LANDLORD; LIMITED ACCESS.

14.1 Tenant will permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours (and in emergencies at all times) to inspect the condition, occupancy or use; to show the Premises to prospective purchasers, mortgagees or insurers or (during the last nine (9) months of the Lease Term) tenants, or to clean or make repairs, alterations or additions. Tenant will not be entitled to any abatement or reduction of rent by reason of this right of entry.

14.2 Building entry at times other than for Normal Building Hours may be limited to a single entrance. Tenant acknowledges and agrees that:

(a) Landlord reserves the right to close the Building outside of Normal Building Hours subject, however, to Tenant's right to admittance under such regulations as Landlord may prescribe from time to time. Accordingly, Landlord may refuse access to the Building outside of Normal Building Hours to any person not:

(i) Known to Landlord's security personnel (if any) as an employee, agent, or subtenant of Tenant or a Building employee; or

(ii) Having a Building identification card or after-hours visitor pass issued by Landlord.

(b) Landlord may require all persons admitted to or leaving the Building outside of Normal Building Hours to register with Landlord's security personnel (if any).

(c) Tenant will be solely responsible for all persons for whom it requests permission to enter the Building and shall be liable to Landlord for all acts of such persons.

(d) Landlord shall in no way be liable to Tenant for injury or loss arising from the admission or exclusion of any person to or from Tenant's Premises or the Building under such provisions of this Paragraph 14.2.

Notwithstanding the foregoing, Landlord is not and will not be obligated to provide a security guard or any other security services for the Property. Under no circumstances will Landlord or its managing agent or their respective agents or employees be liable for, and Tenant waives all claims with respect to, (a) any damages, injuries or losses sustained by Tenant or any occupant of the Premises or their respective agents, employees, licensees or invitees, including any property or consequential damages, resulting from Landlord's failure to provide security or adequate security for the Property, or (b) losses due to theft or burglary, or (c) the damages done by unauthorized persons on the Premises and neither will Landlord be required to insure against any such losses. Tenant will cooperate fully in Landlord's efforts to maintain security in the Property and will follow all rules and regulations promulgated by Landlord with respect thereto.

14.3 At any time Landlord either voluntarily or pursuant to governmental requirement may, at Landlord's own expense, make repairs, alterations or improvements in or to the Property or any part thereof, including the Premises, and during operations may close entrances, doors, corridors, elevators and other facilities and may have access to and open all ceilings, without liability to Tenant by reason of interference, inconvenience, annoyance or loss of business. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting to Tenant from work done in the Property and construction activities on the Property or upon, along, or the use of any adjacent or nearby building, land, street, alley or way.

15. ASSIGNMENT AND SUBLETTING.

15.1 Tenant will not assign this Lease, or any interest therein, and will not sublet the Premises, or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person to occupy or use the Premises, or any portion thereof, without first requesting the consent of Landlord, in writing, not more than 120 but not less than sixty (60) days before the effective date of such assignment or sublease, and obtaining such consent in writing. Any request by Tenant for Landlord's consent to a sublease or assignment must be accompanied by a copy of the proposed sublease or assignment agreement and reasonably detailed information and documentation, including current financial statements regarding the proposed sublessee or assignee. Landlord agrees not to unreasonably withhold consent to any such assignment of this Lease or subletting of the Premises (except for any extension or expansion options or any rights of first refusal or first offer for which consent may be arbitrarily withheld), provided Tenant requests the same in writing and provided (i) at the time thereof Tenant is not in default under this Lease, (ii) Landlord, in its sole discretion reasonably exercised, determines that the proposed use of the Premises, and the reputation, business, and financial responsibility of the proposed assignee or sublessee, are satisfactory to Landlord, (iii) any assignee or sublessee expressly assumes all the obligations of this Lease on Tenant's part to be performed, (iv) such consent, if given, will not release Tenant of any of its obligations under this Lease, including without limitation, its obligation to pay rent, (v) a consent to one assignment or subletting will not be deemed to be a consent to any subsequent assignment or subletting, (vi) the proposed assignee or sublessee is not a tenant in the Building (or complex in which the Building is located), or the subtenant or assignee of any such tenant, (vii) the proposed assignee or sublessee is not a person or entity with whom Landlord or its agent is then negotiating or to or from whom Landlord or its agent has given or received any written or oral proposal within the past twelve (12) months regarding a lease of space in the Building (or complex in which the Building is located), (viii) the proposed rental rate being charged to the sublessee or assignee is not less than that being offered by Landlord for comparable space in the Building, and (ix) the proposed sublessee or assignee is not a government entity.

No permitted subtenant may assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part of its subleased space to be used or occupied by others, without Landlord's prior written consent in each instance. Tenant may not mortgage, pledge or hypothecate its leasehold interest, and any attempted assignment, sublease or other transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph 15 will be void.

Neither this Lease nor any interest therein will be assignable as to the interest of Tenant by operation of law without consent of Landlord, which consent may be arbitrarily withheld. Tenant agrees that if Landlord withholds its consent to any assignment, subletting, or occupancy contrary to the provisions of this Paragraph, Tenant's sole remedy will be to seek an injunction in equity to compel performance by Landlord to give its consent and Tenant expressly waives any right to damages for any such withholding by Landlord of its consent.

For purposes of this Paragraph 15, any transfer of the ownership interests controlling Tenant will be deemed an assignment of this Lease unless such ownership interests are publicly traded. However, on the condition that Tenant is not in default of any term, covenant or condition of this Lease, Tenant will have the right, with advance written notice to but without the consent of Landlord, to sublease the Premises, or a portion thereof, to any corporation or entity which controls, is controlled by or is under common control with Tenant, on the condition that (y) such sublease is for a good business purpose and not principally for the purpose of avoiding Landlord's consent rights, and (z) the proposed use of the Premises and the reputation, business, and financial responsibility of the proposed sublessee are consistent with the first-class nature of the Building. The term "control" as used in this Paragraph means a direct or indirect ownership interest with the power to directly or indirectly direct or cause the direction of the management or policies of the Tenant.

In connection with each request by Tenant for Landlord's consent to a sublease or assignment, Tenant will pay to Landlord an amount equal to the sum of the following, regardless of whether such consent is granted or denied: (a) Landlord's processing fee of $500 and (b) an amount equal to Landlord's out-of-pocket administrative, legal and other costs and expenses incurred in processing such request or otherwise incurred in connection with such sublease or assignment.

If all or any part of the Premises are then subleased, any termination of this Lease or of Tenant's right to possession in connection with an Event of Default will, at Landlord's option, either, (a) terminate the sublease or (b) operate as an assignment to Landlord of the sublease. Landlord shall not be liable for any prepaid rents nor any security deposits paid by the subtenant. Landlord will not be liable for any other defaults of the Tenant under the sublease agreement.

15.2 Tenant's request for Landlord's consent to the subletting or assignment as described above will be deemed to be an offer by Tenant to sublet the Premises to Landlord for the balance of the Term upon all the same terms, covenants and conditions as are contained in this Lease or to assign this Lease to Landlord at Landlord's option. If Landlord does not accept such deemed offer in writing within sixty (60) days after the effective date of Tenant's notice, then Landlord's right to sublease the Premises or acquire this Lease by assignment will be deemed to be waived. Alternatively, at Landlord's option, Landlord may, by giving written notice to Tenant within sixty (60) days after the effective date of Tenant's notice, terminate this Lease with respect to the space described in Tenant's notice, as of the date specified in Tenant's notice for the commencement of the proposed assignment or sublease. However, nothing in this Paragraph 15.2 will be deemed to be a consent by Landlord to any subletting or assignment unless Landlord delivers to Tenant its written consent. Notwithstanding Landlord's consent on any one occasion, the right to recapture set forth in this Paragraph 15.2 will apply to any further subletting or assignment.

15.3 If Landlord consents to any sublease or assignment of the Premises, or any part thereof, Tenant will in consideration therefor pay to Landlord, as additional rent, 50% of the Excess Rent (defined below) after deducting from Excess Rent the reasonable and customary out-of-pocket transaction costs incurred by Tenant in connection with such subletting or assignment, including attorneys' fees, brokerage commissions, and alteration costs (which transaction costs will be amortized on a straight-line basis over the term of the sublease or assignment, as the case may be). For purposes of this Paragraph, **"Excess Rent"** means all rents, additional charges, and other consideration payable to Tenant by the subtenant or assignee, expressed on a per rentable square foot basis, for or by reason of such sublease or assignment and which are, in the aggregate, in excess of the rent payable under this Lease for the subleased or assigned space during the term of the sublease or assignment. Any amounts payable by Tenant pursuant to this Paragraph will be paid by Tenant to Landlord as and when amounts on account thereof are paid by any subtenant or assignee to Tenant, and Tenant agrees to promptly furnish such information with regard thereto as Landlord may request from time to time. Landlord may at any time and from time to time upon prior notice to Tenant audit and inspect Tenant's books, records, accounts, and federal income tax returns to verify the determination of additional rent payable under this Paragraph.

15.4 Tenant will not publicly advertise the rate for which Tenant is willing to sublet the space or assign the Lease. All public advertisements of the assignment of the Lease or sublease of the Premises, or any portion thereof, are subject to prior written approval by Landlord. The placement or display of any signs or lettering on the exterior of the Premises, or on the glass or any window or door of the Premises, or in the interior of the Premises if it is visible from the exterior, is strictly prohibited.

15.5 The listing or posting of any name, other than that of Tenant, whether on the door or exterior wall of the Premises, the Building's tenant directory in the lobby or elevator, or elsewhere, will not (a) constitute a waiver of Landlord's right to withhold consent to any sublet or assignment pursuant to this Paragraph, (b) be deemed an implied consent by Landlord to any sublet of the Premises or any portion thereof, to any assignment or transfer of the Lease, or to any unauthorized occupancy of the Premises, except in accordance with the express terms of the Lease, or (c) operate to vest any right or interest in the Lease or in the Premises.

15.6 In the case of any assignment of this Lease by Tenant, the assignor and the assignee will be jointly and severally liable for all of the obligations of the tenant under this Lease. The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant's part to be performed or observed, will not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.

15.7 Anything contained in the foregoing provisions of this Paragraph 15 to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises may enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales), and any such proposed lease, sublease, license, concession or other agreement will be absolutely void and ineffective as a conveyance or any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

16. CONSTRUCTION LIEN.

16.1 Tenant will not permit any construction lien, mechanic's lien or liens to be placed upon the Premises or the Property. Nothing in this Lease will be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any person for the performance of any labor or the furnishing of any materials to all or part of the Premises, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing thereof that would or might give rise to any construction, mechanic's or other liens against the Premises.

16.2 If any such lien is claimed against the Premises, then Tenant will discharge said lien or cause the same to be bonded or insured over in an amount and by a bonding company or title insurance company reasonably satisfactory to Landlord, within ten (10) days of filing, failing which, in addition to any other right or remedy of Landlord, Landlord may, but will not be obligated to, discharge the same. Any amount paid by Landlord for such purposes will be paid by Tenant to Landlord, plus an eighteen percent (18%) service charge as additional rent, within ten (10) days of Landlord's demand therefor.

16.3 Landlord's interest in the Premises will not be subject to liens for improvements made by the Tenant, and Tenant will have no power or authority to create any lien or permit any lien to attach to the Premises or to the present estate, reversion or other estate of Landlord in the Premises herein demised or other improvements thereon as a result of improvements made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Premises or any part thereof, or any such party who may avail himself of any lien against realty (whether same proceeds in law or in equity), are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the Lease Term. Tenant will indemnify Landlord against any loss or expenses incurred as a result of the assertion of any such lien.

17. INSURANCE.

17.1 Tenant's Insurance. Tenant will secure and maintain, at Tenant's expense:

(a) Property. Causes of loss – special form (formerly "all risk") property insurance (including extra expense insurance) on all of Tenant's fixtures and personal property in the Premises, and

on any alterations, additions or improvements which Landlord requires Tenant to insure in accordance with Paragraph 11, all for the full replacement cost thereof. Tenant will use the proceeds from such insurance for the replacement of fixtures and personal property and for the restoration of any such alterations, additions or improvements as set forth in Paragraph 20. Landlord will be named as loss payee as respects its interest in any such alterations, additions, or other improvements.

(b) Business Income. Business income insurance with limits not less than Tenant's 100% gross revenue for a period of twelve (12) months.

(c) Workers' Compensation; Employers Liability. Workers compensation and employers liability insurance. Workers compensation insurance in statutory limits will be provided for all employees. The employers liability insurance will afford limits not less than $500,000.00 per accident, $500,000.00 per employee for bodily injury by disease, and $500,000.00 policy limit for bodily injury by disease.

(d) Liability. Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Property. Such insurance will afford, at a minimum, the following limits:

Each Occurrence	$1,000,000.00
General Aggregate	1,000,000.00
Products/Completed Operations Aggregate	1,000,000.00
Personal and Advertising Injury Liability	1,000,000.00
Fire Damage Legal Liability	50,000.00
Medical Payments	5,000.00

Any general aggregate limit will apply on a per-location basis.

Such insurance will name Landlord, its trustees and beneficiaries, Landlord's mortgagees, Landlord's managing agent, Landlord's advisor, and their respective officers, directors, agents and employees, as additional insureds (the **"Required Additional Insureds"**).

This coverage must include blanket contractual liability, broad form property damage liability, and must contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance must be written on an occurrence basis and contain a standard separation of insureds provision.

(e) Auto. Business auto liability which insures against bodily injury and property damage claims arising out of the ownership, maintenance, or use of "any auto." A minimum of $1,000,000.00 combined single limit per accident will apply. The provisions of this Paragraph 17.1(e) will apply only to automobiles owned by or leased to Tenant, and will not apply to automobiles owned by or leased to officers or employees of Tenant.

(f) Umbrella. Umbrella excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business auto liability, and employers liability policies, which insures against bodily injury, property damage, personal injury and advertising injury claims with the following minimum limits:

Each Occurrence	$2,000,000.00
Annual Aggregate	2,000,000.00

Those limits must be in addition to and not including those stated for underlying commercial general liability, business auto liability, and employers liability insurance. Such policy must name the Required Additional Insureds as additional insureds.

(g) Alterations; Moving. Tenant will provide to Landlord endorsements of paid-up commercial general liability insurance in the amount of not less than $1,000,000.00 and otherwise reasonably satisfactory to Landlord from (i) Tenant's contractors before performing any initial leasehold improvements pursuant to any work letter attached to this Lease, and as provided in Paragraph 11.3 before performing any Tenant-Made Alterations; and (ii) Tenant's mover respecting moving into and moving out of the Premises, before Tenant moves into or out of the Premises. All insurance coverage to be provided by Tenant's contractors or movers must comply with the general insurance requirements set forth below. All such insurance must (1) include the Required Additional Insureds as additional insureds; and (2) be considered primary insurance.

(h) General insurance requirements. All policies required to be carried by Tenant and Tenant's contractors and movers hereunder must be issued by and binding upon an insurance company licensed to do business in the state in which the property is located with a rating of at least "A-" "VIII" or better as set forth in the most current issue of Best's Key Rating Guide, unless otherwise approved by Landlord. Tenant will not do or permit anything to be done that would invalidate the insurance policies required. The insurance that Tenant is required to carry under this Paragraph 17.1 may be held under a blanket policy.

Liability insurance maintained by Tenant and Tenant's contractors and movers will be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord. Tenant's liability insurance deductibles may not exceed $0.00, and Tenant's property insurance deductibles may not exceed $5,000.00.

Endorsements, acceptable to Landlord, evidencing the existence and amount of each liability insurance policy required hereunder and Evidence of Property Insurance Form, Acord 27, evidencing property insurance as required will be delivered to Landlord prior to delivery or possession of the Premises and ten days prior to each renewal date. Endorsements for each policy shall show that the Required Additional Insureds are included as additional insureds on liability policies (except employer's liability). The Evidence of Property Insurance Form will name Landlord as loss payee for property insurance as respects Landlord's interest in improvements and betterments. Further, the endorsements must include that for each policy whereby the insurer agrees not to cancel or non-renew the policy, or reduce the coverage below the limits required in this Lease, without at least thirty (30) days' prior notice to Landlord and Landlord's managing agent.

If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the term and thereafter during the term, within ten (10) days following Landlord's request thereof, and ten (10) days prior to the expiration date of any such coverage, Landlord will be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant, plus an eighteen percent (18%) service charge, and payable upon written invoice thereof.

The limits of insurance required by this lease, or as carried by Tenant, will not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Paragraph 18 below (Waiver of Claims; Waiver of Subrogation). Any deductibles selected by Tenant will be the sole responsibility of Tenant.

Landlord may, at its sole discretion, change the insurance policy limits and forms which are required to be provided by Tenant; such changes will be made to conform to common insurance

requirements for similar properties in similar geographic locations. Landlord will not change required insurance limits or forms more often than once per calendar year.

17.2 Landlord's Insurance. Landlord agrees to maintain during the Lease Term "all-risk" insurance on the Building at replacement cost, excluding foundations and excluding the items which Tenant is required to insure under Paragraph 17.1(a).

18. WAIVER OF CLAIMS; WAIVER OF SUBROGATION.

To the extent permitted by law, Tenant waives all claims it may have against Landlord, its managing agents or employees for damage to property sustained by Tenant or any occupant or other person resulting from the Premises or the Property or any part of said Premises or Property becoming out of repair or resulting from any accident within or adjacent to the Premises or Property or resulting directly or indirectly from any act or omission of Landlord or any occupant of the Premises or Property or any other person while on the Premises or the Property, to the extent such claim is or would be covered by any insurance that Tenant is required under Paragraph 17.1(a) to carry, regardless of cause or origin. The waiver in this grammatical paragraph will also apply as to the amount of any deductible under Tenant's insurance. Particularly, but not in limitation of the foregoing sentence, all property belonging to Tenant or any occupant of the Premises that is in the Property or the Premises will be there at the risk of Tenant or other person only, and Landlord or its agents or employees will not be liable for damage to or theft of or misappropriation of such property, nor for any damage to property resulting from fire, explosion, flooding of basements or other subsurface areas, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Property or from the pipes, appliances/or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever, nor for any latent defect in the Premises or in the Property, to the extent that such claim is or would be covered by any insurance that Tenant is required under Paragraph 17.1(a) to carry. Tenant will give prompt notice to Landlord in accordance with Paragraph 20.1 in case of fire or accidents in the Premises or in the Property or of defects therein or in the fixtures or equipment.

Tenant agrees to include in the insurance policies which Tenant is required by this Lease to carry in accordance with Paragraphs 17.1(a) and 17.1(b), to the fullest extent permitted by law, a waiver of subrogation against Landlord and Landlord's managing agent.

Landlord will not be required to maintain insurance against thefts within the Premises, the Property or any complex within which the Property is located.

19. INDEMNIFICATION.

Tenant will indemnify, defend and hold harmless Landlord and its agents or employees against any claims or costs, including reasonable attorneys' and paralegals' fees, arising from conduct or from any breach or default on the part of Tenant, its agents or employees during the Lease Term or from such acts or conduct of any subtenant, employee, agent, servant, customer or contractor of Tenant. In case any action or proceeding be brought against Landlord by reason of any obligation on Tenant's part to be performed under the terms of this Lease, or arising from any act or negligence of the Tenant, or of its agents or employees, Tenant upon notice from Landlord will defend the same at Tenant's expense by counsel reasonably satisfactory to Landlord. Subject to the provisions of Paragraph 18, if any damage to the Property results from any act or negligence of Tenant, Landlord may at Landlord's option repair such damage, and Tenant will thereupon pay to Landlord the total cost of such repairs and damages to the Property.

20. CASUALTY DAMAGE.

20.1 If the Premises or any part thereof are damaged by fire or other casualty, Tenant will give prompt written notice thereof to Landlord.

20.2 If the Building is damaged such that substantial alteration or reconstruction of the Building is, in Landlord's sole opinion, required (whether or not the Premises are damaged by such casualty) or if any mortgagee of the Building requires that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such damage.

20.3 If Landlord does not thus elect to terminate this Lease, then (i) Tenant will take such action as is necessary to make available applicable insurance proceeds on Tenant's fixtures and personal property in the Premises, and on any alterations, additions or improvements which Tenant is required to insure in accordance with Paragraph 11 or Paragraph 17.1(a), and Tenant will cause such insurance proceeds on such alterations, additions and improvements to be paid to Landlord and will cause such insurance proceeds on Tenant's fixtures and personal property to be paid to Tenant; and (ii) Landlord will take such action as is necessary to make applicable insurance proceeds available with respect to the Building and will commence and proceed with reasonable diligence to restore the Building and the Premises. However, Landlord will not be obligated to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty. Tenant will be responsible for replacing and restoring Tenant's fixtures and personal property.

20.4 Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of Paragraph 20.5, Landlord will allow Tenant a fair diminution of rent during the time and to the extent the Premises are unfit for occupancy.

20.5 If the Premises or any portion of the Building is damaged by fire or other casualty resulting from the fault or negligence of Tenant's agents, employees, or invitees, the rent hereunder will not be diminished, offset, or abated during the repair of such damage and Tenant will be liable to Landlord for the cost of the repair and restoration of the Building caused thereby, as well as any other cost and expense thereby incurred by Landlord, to the extent such cost and expense is not covered by Landlord's insurance proceeds.

21. CONDEMNATION.

21.1 If the whole or substantially the whole of the Building or the Premises is taken for any public or quasi-public use, by right of eminent domain or otherwise, or if it is sold in lieu of condemnation, then this Lease will terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority.

21.2 If less than the whole or substantially the whole of the Building or the Premises is thus taken or sold, Landlord (regardless of whether the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant, in which event this Lease will terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority.

21.3 If this Lease is not so terminated upon any such taking or sale, the Base Rental payable hereunder will be diminished by a pro-rata amount if a portion of the Premises was taken, and Landlord will, to the extent Landlord deems feasible, restore the Building and the Premises, including tenant improvements (but excluding Tenant's fixtures and personal property). However, Landlord will not be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such damage.

21.4 All amounts awarded upon a taking of any part or all of the Property or the Premises will belong to Landlord, and Tenant will not be entitled to and expressly waives all claim to any such compensation. However, Tenant will be entitled to claim independently against the condemning authority

any damages expressly referable to Tenant's business as the same may be permitted by law provided that such claim does not reduce any award payable to Landlord.

22. EVENTS OF DEFAULT/REMEDIES.

22.1 "Events of Default" by Tenant. The happening of any one or more of the following listed events (each an "**Event of Default**") will constitute a breach of this lease by Tenant:

(a) The failure of Tenant to pay any rent or any other sums of money due hereunder within three (3) days after notice; for purposes of this Lease, any statutory notice given by Landlord to Tenant in accordance with applicable law, including, without limitation, any statutory three (3) day notice, will suffice for the notice referred to above in this Subparagraph (a);

(b) The taking of the leasehold on execution or other process of law in any action against Tenant;

(c) The failure of Tenant to accept the Premises, to promptly move into, to take possession of, and to operate its business on the Premises when the Premises are substantially complete, or if Tenant ceases to do business in, abandons or vacates any substantial portion of the Premises;

(d) Tenant becoming insolvent or unable to pay its debts as they become due, or Tenant's notification to Landlord that it anticipates either condition;

(e) Tenant taking any action to, or notifying Landlord that Tenant intends to, file a petition under the Bankruptcy Code (Title 11 of the United States Code) as amended, or any similar law or statute of the United States, or any state; or, the filing of a petition against Tenant under any such statute or law, or, any other creditor of Tenant notifying Landlord that it knows such a petition will be filed; or Tenant's notification to Landlord that it expects such a petition to be filed;

(f) The appointment of a receiver or trustee for Tenant's leasehold interest in the Premises or for all or a substantial part of the assets of Tenant;

(g) Breach of any of the provisions of Paragraph 15 (Assignment and Subletting); or

(h) The failure of Tenant to comply with any other provision of this Lease or any other agreement between Landlord and Tenant (all of which terms, provisions, and covenants will be deemed material) within fifteen (15) days after notice (or within twenty-four (24) hours after notice if Tenant has repeated a failure to comply with this Subparagraph within a six (6) month period). If such failure consists of something other than a failure to pay money (unless the default involves a hazardous condition, which must be cured forthwith), but if such failure cannot be cured within such fifteen (15) day period and does not involve a hazardous condition, and if Tenant commences to cure the same within such fifteen (15) day period and continues to use diligent efforts to cure such failure, then such fifteen (15) day grace period will be extended for an additional fifteen (15) days, such that the maximum grace period is thirty (30) days; for purposes of this Lease, any statutory notice given by Landlord to Tenant in accordance with applicable law will suffice for the notice referred to above in this Subparagraph.

22.2 Landlord's Remedies for Tenant Default. Upon the occurrence of an Event of Default by Tenant, Landlord may exercise the remedies described in this Paragraph.

(a) Landlord may cancel and terminate this Lease and dispossess Tenant:

(b) Landlord may without terminating or canceling this Lease declare all amounts and rents due under this Lease for the remainder of the existing term (or any applicable extension or

renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the initial term or any renewal term, if applicable, will be accelerated;

(c) Landlord may elect to enter and repossess the Premises and relet the Premises for Tenant's account, holding Tenant liable in damages for all expenses incurred in any such reletting and for any difference between the amount of rent received from such reletting and the amount due and payable under the terms of this Lease;

(d) Landlord may enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Tenant will reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant's obligations under this Lease, and Landlord will not be liable for any damages resulting to the Tenant from such action).

22.3 Landlord's Remedies are Cumulative. All the remedies of Landlord in the event of Tenant default will be cumulative and in addition, Landlord may pursue any other remedies permitted by law or in equity.

22.4 Events of Landlord Default. Landlord will not be deemed to be in default under this Lease unless obligations required of Landlord hereunder are not performed by Landlord within thirty (30) days after written notice thereof by Tenant to Landlord and to any lender or other lien holder with rights in all or any portion of the Building, whose names and addresses are furnished to Tenant in writing, which notice specifies that there has been a failure to perform such obligations; provided, however, that if the nature of such obligations is such that more than thirty (30) days are reasonably required for their cure, Landlord will not be deemed to be in default hereunder if Landlord commences such cure with reasonable promptness within such thirty (30) day period and thereafter diligently prosecutes such cure to completion. However, if Landlord fails to cure such default within the time set forth above, then any lender or other lien holder with rights in all or any portion of the Property will have an additional thirty (30) days within which to cure such default but not the obligation to do so, or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days any such holder has commenced and is diligently pursuing the remedies necessary to cure such default, including, but not limited to, commencement of foreclosure proceedings if necessary to effect such a cure. In no event will Tenant have the right to terminate or rescind this Lease as a result of Landlord's default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise of inducement hereof, whether in this Lease or elsewhere. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant's remedies for default hereunder and for breach of any promise or inducement will be limited to a suit for damages or an injunction, or both.

23. PEACEFUL ENJOYMENT.

23.1 Tenant may peacefully enjoy the Premises against all persons claiming by, through or under Landlord, subject to the other terms hereof, provided that Tenant pays the rent and other sums herein required to be paid by Tenant and performs all of Tenant's covenants and agreements in this Lease.

24. RELOCATION.

24.1 Landlord will be entitled to cause Tenant to relocate from the Premises to a comparable space (a "Relocation Space") within the Building (or within the multi-building complex in which the Building is located) at any time after reasonable written notice of Landlord's election (not less than ninety (90) days) is given to Tenant.

24.2 Any such relocation will be entirely at the expense of Landlord or the third party tenant replacing Tenant in the Premises. Such a relocation will not terminate or otherwise affect or modify this Lease except that from and after the date of the relocation, "Premises" will refer to the Relocation Space into which Tenant has been moved, rather than the original Premises as herein defined.

25. HOLDING OVER.

25.1 If Tenant holds over without Landlord's written consent after expiration or other termination of this Lease, or if Tenant continues to occupy the Premises after termination of Tenant's right of possession pursuant to the provisions of Paragraph 22.2(c), Tenant will throughout the entire holdover period pay rent equal to twice the rent that would have been applicable had the Lease Term continued through the period of such holding over by Tenant, and, in addition, Tenant will pay Landlord all damages sustained by reason of Tenant's holding over. Landlord and Tenant maintain the right to terminate such tenancy at sufferance with thirty (30) days' written notification to the other party or such lesser notice as allowed by applicable law. The provisions of this paragraph do not waive Landlord's right of re-entry or right to regain possession by actions at law or in equity or by any other rights hereunder.

25.2 No possession by Tenant after the Expiration Date will be construed to extend the Lease Term unless Landlord has consented to such possession in writing.

26. SUBORDINATION TO MORTGAGE.

26.1 This Lease is and will be subject and subordinate to any mortgage, deed of trust or related security instrument, whether presently existing or hereafter arising upon the Premises or upon the Building and to any renewals, modifications, refinancing or extensions thereof. but Tenant agrees that the holder of any such instrument will have the right to subordinate such instrument to this Lease on such terms and subject to such conditions as such holder may deem appropriate in its discretion. The foregoing subordination of this Lease to any mortgage, deed of trust or related security instrument will be self-operative and no further instrument of subordination is required.

26.2 . Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or related security instrument now existing or hereafter placed upon the Premises or the Building as a whole, and Tenant agrees upon demand to execute such further instruments subordinating the Lease or attorning to holder of any such lien as Landlord may request.

26.3 If Tenant fails to execute any subordination or other agreement required by this Paragraph 26 promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant's name, place and stead, it being agreed that such power is one coupled with an interest.

26.4 Tenant will, in the event of the sale or assignment of Landlord's interest in the Building or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, or taking by deed in lieu of foreclosure of, any mortgage, deed of trust or related instrument made by Landlord covering the Premises, give full and complete attornment to the purchaser and recognize the purchaser as Landlord under this Lease for the balance of the Lease Term, including any extensions or renewals thereof.

27. ESTOPPEL.

Tenant will, at the request of Landlord, at any time and from time to time upon not less than ten (10) days' prior notice, execute, acknowledge in recordable form, and deliver to Landlord or to Landlord's mortgagee, lessor under any ground lease, auditors or a prospective purchaser of the Property or any part thereof a certificate stating the following, as requested: (a) that this Lease is unmodified and in full force and effect, (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified is in full force and effect); (b) the date the Lease commenced and the rent commencement date (if different); (c) whether Tenant has any options to renew or extend the Lease Term or any options, rights of first refusal or rights of first offer to expand the Premises or to purchase the Property and whether Tenant has exercised any of those options; (d) whether Tenant has accepted and is now in full possession of the Premises, and whether Tenant has assigned the Lease, sublet all or any portion of the

Premises, or otherwise transferred any interest in the Lease or the Premises; Tenant agrees to provide a copy of such assignment, sublease or transfer upon request; (e) the current monthly installments of Base Rental and Tenant's Proportionate Share of Operating Expenses, the dates to which such rental and other charges have been paid, and that no such rent has been paid for more than thirty (30) days in advance of its due date; (f) the base year(s) or base amount(s), if any, for Tenant's Proportionate Share of Operating Expenses; (g) whether Tenant is currently receiving any rental concessions, rebates or abatements and, if so, the terms of such concession, rebate or abatement, including, without limitation, the date when such concession, rebate or abatement will expire; (h) whether Tenant is entitled to any future rent concessions, rebates or abatements under the Lease and, if so, the terms of the future concessions, rebates or abatements; (i) the amount of the Security Deposit paid to Landlord; (j) whether Tenant has received any notice of prior sale, transfer assignment, hypothecation or pledge of the Lease or of the rents payable thereunder; (k) that all alterations, improvements, additions, build-outs or construction required to be performed under the Lease have been completed and any required allowances have been paid (or if not completed or paid, stating the nature of the deficiencies); (l) that Tenant is paying rent on a current basis with no offsets or claims, and there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord or of Tenant as is pertinent to the request (or specifying such offsets, claims or defaults, if any are claimed); and (m) such other matters as may be reasonably requested. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or mortgagee of all or any portion of the real property of which the Premises are a part or by any other person to whom it is delivered. The failure to deliver such statement within such time will be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, there are no uncured defaults by Landlord and that not more than one month's rental has been paid in advance and Tenant will be estopped from asserting any defaults known to it at that time.

28. LANDLORD'S LIEN.

28.1 Tenant hereby grants to Landlord a lien and security interest on (a) all property of Tenant now or hereafter placed in or upon the Premises, and (b) all accounts, contract rights, instruments, chattel paper and other rights of Tenant for payment of money for property sold or lent or for services rendered, as they exist from time to time, and such property and such rights will be and remain subject to such lien and security interest of Landlord for payment of all rent and other sums agreed to be paid by Tenant herein. It is provided, however, the Landlord will not have a lien which would be superior to a lien from a lending institution, supplier or leasing company, if such lending institution, supplier or leasing company has a security interest in the equipment, furniture or other tangible personal property and which security interest has its origin in a transaction whereby Tenant acquired such equipment, furniture or other tangible personal property.

28.2 The provisions of this paragraph relating to such lien and security interest will constitute a security agreement under and subject to the Uniform Commercial Code of the State of Florida so that Landlord will have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, and on all such rights of Tenant for payment of money, in addition to and cumulative of the Landlord's liens and rights provided by law or by the other terms and provisions of this Lease.

28.3 Tenant agrees to execute as debtor such financing statement or statements and such other documents as Landlord may now or hereafter request in order to protect or further perfect Landlord's security interest. Notwithstanding the above, Landlord will neither sell nor withhold from Tenant, Tenant's business records.

29. TELECOMMUNICATIONS.

There are installed in the Building telephone riser cables (collectively the "**riser cables**") from the outside of the Building to the terminal block on each floor in the Building. Subject to Landlord's supervision and approval, Tenant shall have the right to use the riser cables by installing

telecommunication lines from the Premises to the terminal block on the floor or floors on which the Premises are located (such lines, and any other voice/data cables, lines or wires used or installed by or for Tenant and serving the Premises are referred to as the "**telecommunication lines**"). Landlord, however, makes no representations or warranties with respect to the capacity, suitability or design of the riser cables or terminal blocks. If there is more than one tenant on a floor, Landlord will allocate hook-ups to the terminal block based on the proportion of rentable square feet that each tenant occupies on the floor. The installation and hook-up of telecommunication lines by Tenant will be subject to all of the terms and conditions of this Lease, including, without limitation, Paragraph 11 of this Lease. Tenant will have no rights or interest in the riser cables and terminal blocks in the Building therein except as set forth herein. Under no circumstances will Landlord or its agents or employees be liable for, and Tenant and each of its subtenants waives all claims with respect to, any damages or losses sustained by it or any occupant of the Premises, including any property or consequential damages, resulting from operating or maintenance of the riser cables and terminal blocks. Without limiting the generality of the foregoing, in no event shall Landlord be liable for: (a) any damage to Tenant's, or its subtenants' telephone lines, telephones or other equipment connected to the telecommunication lines, (b) interruption or failure of, or interference with, telephone or other service coming through the telecommunication lines to the Premises, or (c) unauthorized eavesdropping or wiretapping. All telephone and telecommunications desired by Tenant must be ordered and utilized at the sole expense of Tenant. All of Tenant's telecommunications equipment must be and remain solely in the Premises, in accordance with this Lease and with the rules and regulations adopted by Landlord from time to time.

Any and all telecommunications lines and equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant must be removed before the expiration or earlier termination of this Lease, by Tenant at its sole cost or, at Landlord's election, by Landlord at Tenant's sole cost, with such cost to be paid as additional rent. However, Landlord will have the right, upon written notice to Tenant given no later than thirty (30) days before the expiration or earlier termination of this Lease, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against rent, any and all telecommunication lines and related infrastructure, or selected components thereof, whether located in the Premises or elsewhere in the Property. Tenant covenants and agrees that at the termination or expiration of this Lease, Tenant will be the sole owner of such telecommunication lines and related equipment and infrastructure, such that if Landlord elects to require such telecommunication lines and related equipment and infrastructure to remain in place, Landlord will become the sole owner thereof upon expiration or termination of this Lease; Tenant further covenants that such telecommunication lines and related equipment and infrastructure will be free of all liens and encumbrances, and that such telecommunication lines will be in good condition, working order, and properly labeled at each end and in each telecommunications/electrical closet and junction box. The provisions of this grammatical paragraph will survive expiration or termination of this Lease.

If Tenant wishes at any time to utilize the services of a telecommunications provider whose equipment is not then servicing the Building, no such provider will be permitted to install its lines or other equipment within the Building or on the Property without first securing the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion. If telecommunications equipment, wiring, and facilities installed by or at the request of Tenant within the Premises, or elsewhere within or on the Building or Property causes interference to equipment used by another party, Tenant will (i) assume all liability related to such interference, and will indemnify and hold Landlord harmless from any liabilities and claims against Landlord resulting from such interference, (ii) use reasonable efforts, and cooperate with Landlord and other parties, to promptly eliminate such interference, (iii) if Tenant is unable to promptly eliminate such interference, substitute alternative equipment which remedies the situation, and (iv) if such interference persists, discontinue the use of the equipment causing such interference and, at Landlord's discretion, remove such equipment.

30. NO IMPLIED WAIVER.

30.1. The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease will not be

construed as a waiver or a relinquishment thereof for the future. Any default in the timely payment of rent will not be construed as creating a custom of deferring payment or as modifying in any way the terms of this Lease. No act or thing done by Landlord, its agents or employees during the Lease Term will be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord's agents or employees will not operate as a termination of this Lease or a surrender of the Premises.

30.2 No payment by Tenant or receipt by Landlord of a lesser amount than the rent due under this Lease will be deemed to be other than on account of the earliest rent due, nor will any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or Landlord's right to pursue any other rights and remedies available under this Lease or at law or in equity including, without limitation, the right to recover possession of the Premises.

31. PERSONAL LIABILITY.

The liability of Landlord to Tenant for any default by Landlord under this Lease will be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord's interest in the Property for the recovery of any judgment from the Landlord, it being intended that Landlord will not be personally liable for any judgment of deficiency.

32. SECURITY DEPOSIT; LATE CHARGES.

32.1 The Security Deposit set forth in the Schedule is due from Tenant in cash upon Tenant's execution and delivery of this Lease, and will be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this Lease, it being expressly understood that the Security Deposit will not be considered an advance payment of rental or a measure of Tenant's damages in case of default by Tenant. Upon Landlord's consent, the Security Deposit may also be furnished in the form of a line of credit, naming Landlord as beneficiary, in a form acceptable to Landlord in its sole discretion.

32.2 The Security Deposit may be commingled with other funds of Landlord, and Landlord shall have no liability for the accrual or payment of any interest thereon. Landlord may use, retain or apply all or any part of the Security Deposit to cure any default by Tenant under this Lease. If Landlord applies all or part of the Security Deposit to cure a Tenant default, Tenant shall pay promptly to Landlord the amount so applied, and shall be required to post an additional two (2) month's rent as an additional Security Deposit, in the event Landlord receives Tenant's rent or any other payments required under this Lease late twice within a twelve (12) month period. If Tenant complies with all terms and conditions of this Lease, the Security Deposit or any balance thereof, shall be returned to Tenant at the expiration of the Term. If Landlord transfers this Lease and Security Deposit to a transferee, Landlord shall be released from liability with respect to the Security Deposit; Tenant shall look only to such transferee with respect thereto.

32.3 If any payment of rent is not paid and received by Landlord by the end of the day such amount is due, then in addition to the payment then due, Tenant shall immediately pay to Landlord, as additional rent, a late charge equal to the greater of Two Hundred Dollars ($200.00) or five percent (5%) of all sums past due. In addition, for every thirty (30) day period thereafter that any payment remains past due, interest equal to the lesser of eighteen percent (18%) per annum or the maximum interest rate permitted by law shall accrue on a monthly basis until such delinquent amount is paid in full. If any check, bank draft, ACH or negotiable instrument given to Landlord for any payment under this Lease shall be dishonored, Tenant shall pay an administrative charge to Landlord of One Hundred Dollars ($100.00). Acceptance of any of the foregoing charges will not constitute a waiver of Tenant's default and shall not prevent Landlord from exercising any other rights or remedies in the Lease. The late charges shall not be construed or operate as to require Tenant to pay interest in an amount at a rate greater than the highest

rate permissible under applicable law. If a court of proper jurisdiction finds that the late charges are above the maximum interest rate permitted by applicable law; then, the late charges shall be automatically reduced to the maximum interest rate permitted by applicable law.

33. FORCE MAJEURE.

Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord will not be liable or responsible for, and there will be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, adverse weather conditions not reasonably anticipated, shortages of labor or materials, war, acts of terrorism or bioterrorism, governmental laws, regulations or restrictions, inability to obtain necessary governmental permits and approvals (including building permits or certificates of occupancy), inability to obtain necessary approvals by any applicable property association or its board of directors, financing or any other cause whatsoever beyond the reasonable control of Landlord.

34. HAZARDOUS MATERIAL.

34.1 Tenant will not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Material (as defined below). Tenant will not allow the storage or use of Hazardous Material in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such Hazardous Materials, nor allow to be brought into the Building or the Property (or any areas surrounding the Property owned by Landlord) any such Hazardous Materials except to use in the ordinary course of Tenant's business in customary quantities for office tenants and in compliance with Environmental Laws, and then only after written notice is given to Landlord of the identity of such substances or materials.

34.2 For purposes of this Lease, the term "Hazardous Material" means any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, those substances regulated by the Environmental Laws (defined below), and including, without limitation, the following: oil and petroleum products and synthetic gas usable for fuel; pesticides regulated under FIFRA, asbestos, and polychlorinated biphenyls. For purposes of this Lease, "Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.); the Clean Air Act, the Clean Water Act; the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"); the National Environmental Policy Act; the Noise Control Act; the Safe Drinking Water Act; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or the Toxic Substances Control Act; as such acts may be amended from time to time; any applicable state or local laws, and the regulations adopted under these acts.

34.3 If any lender or governmental agency ever requires testing to ascertain whether there has been any release of Hazardous Materials at the Premises or in or about the Property caused by or arising from the action or omission of Tenant or Tenant's agents or contractors, then the reasonable costs thereof will be reimbursed by Tenant to Landlord upon demand as additional rent. In addition, Tenant will execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Material on the Premises. In all events, Tenant will indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials on the Premises or elsewhere if caused by Tenant or Tenant's agents or contractors. The within covenants will survive the expiration or earlier termination of the Lease Term.

35. MISCELLANEOUS.

35.1 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to

it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

35.2 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Lease will be valid and enforced to the fullest extent of law.

35.3 Recordation. Tenant agrees not to record this Lease or any memorandum hereof but Landlord may record this Lease or a memorandum thereof, at its sole election. Upon expiration or earlier termination of this Lease, Tenant will, promptly upon Landlord's written request, execute, acknowledge and deliver to Landlord a recordable deed quit-claiming to Landlord all interest of Tenant in the Premises, the Property and this Lease.

35.4 Governing Law; Waiver of Jury Trial. This Lease and the rights and obligations of the parties hereto are governed by the laws of the State of Florida. All parties hereto, both Landlord and Tenant, as principals, and any guarantors, hereby release and waive any and all rights provided by law to a trial by jury in any court or other legal proceeding initiated to enforce the terms of this Lease, involving any such parties, or connected in any other manner with this Lease. Tenant will not interpose any counterclaim of any kind in any action or proceeding by Landlord to recover possession of the Premises based on nonpayment of rent. In the event of a dispute between Landlord and Tenant, Tenant will pay rent into the registry of the court having jurisdiction over such dispute.

35.5 Time of Performance. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

35.6 Transfers by Landlord. Landlord will have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Property and the Premises referred to herein, and in such event and upon such transfer Landlord will be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations accruing after such transfer. The covenants of the Landlord will be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord's interest hereunder.

35.7 Real Estate Broker; Commissions. Each party hereto hereby represents and warrants to the other that in connection with the leasing of the Premises hereunder, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for the broker (if any) listed in the Schedule (collectively, the "Broker"), and, to its knowledge no other broker initiated or participated in the negotiation of this Lease, submitted or showed the Premises to Tenant or is entitled to any commission in connection with this Lease. Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys' fees) in connection with any inaccuracy in such party's representation. Landlord hereby agrees that it will pay a commission to the Broker according to a separate agreement.

35.8 Landlord Renovations; Construction. In addition to any Landlord rights specified in this Lease, Landlord reserves the right at any time and in any manner, to perform maintenance operations and to make repairs, alterations or additions to the Building or the property containing the Building (or other Building in the multi-building complex), including changing the name or theme of the Property, and to build additional stories on the Building or to build adjoining buildings or parking structures. Tenant agrees to cooperate with the Landlord, permitting the Landlord to accomplish any such maintenance, repairs, alterations, additions or construction. In addition to the foregoing, Landlord shall have the absolute right to terminate this Lease and remove Tenant from occupancy thereof, upon not less than six (6) months written notice to Tenant, at any time during the Term, for purposes of remodeling,

redeveloping or demolishing the Building (or other Building in the multi-building complex) or the Property. This right reserved by Landlord shall not be impaired or affected by any subsequent change in any Law applicable to this Lease. All costs of vacating the Premises shall be the responsibility of Tenant.

35.9 Use of Lock Box By Landlord. Landlord has designated a lock box collection agent (independent agent, bank or other financial institution) to act as Landlord's agent for the collection of amounts due Landlord as referenced by the Schedule above. In such event the date of payment of rent or other sums paid Landlord through such agent will be the date of agent's receipt of such payment (or the date of collection of any such sum if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment); however, for purposes of this Lease, no such payment or collection will be deemed "accepted" by Landlord if Landlord issues a check payable to the order of the Tenant in the amount sent to the lock box and if Landlord mails the check to the Tenant addressed to the place designated in this lease for notice to Tenant within twenty-one (21) days after the amount sent by the Tenant is received by the lock box collection agent or if the Landlord returns a dishonored instrument within twenty-one (21) days of its dishonor. Return of any such sum to Tenant by so sending such a check of the Landlord or by so sending a dishonored instrument to the Tenant within the appropriate twenty-one (21) day period will be deemed to be rejection of Tenant's tender of such payment for all purposes as of the date of Landlord's lock box collection agent's receipt of such payment (or collection). The return of Tenant's payment in the manner described in this paragraph will be deemed not to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease or a waiver of any of Landlord's rights or remedies granted in this Lease. The possession of Tenant's funds or negotiation of Tenant's negotiable instrument by Landlord's agent or Landlord during the applicable twenty-one (21) day period will be deemed not to be a waiver of any defaults of Tenant or any rights of Landlord theretofore accrued nor shall any such possession or negotiation be considered an acceptance of Tenant's tender.

35.10 Effect of Delivery of This Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or an option to Lease. This Lease will not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord. However, the execution of this Lease by Tenant and delivery thereof to Landlord or Landlord's agent will constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

35.11 Paragraph Headings. The paragraph or subparagraph headings are used for convenience of reference only and do not define, limit or extend the scope or intent of the paragraphs.

35.12 Definitions. The definitions set forth in Paragraph 1 and in the Schedule are hereby made part of this Lease.

35.13 Exhibits. Exhibits A-1 through B are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Exhibit Number	Description
Exhibit A-1	Location in Building
Exhibit A-2	Premises Floor Plan
Exhibit B	Building Rules and Regulations
Exhibit C	Signage Requirements

35.14 Notices.

(a) Notices and payments should be sent to the addresses referenced in the Schedules above.

(b) Landlord will forward all notices to Tenant at the address set forth in the Schedule until Tenant takes possession of the Premises, and thereafter at the Premises or at such other place within the continental United States as Tenant may hereafter designate in writing. However, Landlord has no obligation to send any notice, request, demand, consent, approval or other communication required or permitted under this Lease to be given to Tenant, to more than three (3) addresses, including the Premises.

(c) Any notice provided for in this Lease must, unless otherwise expressly provided herein, be in writing, and may, unless otherwise expressly provided, be given or be served (i) by hand delivery, (ii) by depositing such notice in the United States mail, certified or registered mail with return receipt requested, postage prepaid, or (iii) via reputable overnight air courier service.

(d) Notice by hand delivery will be deemed to have been given when actually delivered or when the tender of such delivery is refused. Notice by certified or registered mail will be deemed to have been given on the third business day after the date that the notice is deposited into the mail, postage prepaid. Notice given by air courier will be deemed given one business day after it is accepted by such courier for next business day delivery.

(e) In lieu of Landlord or Tenant waiving the right to receive any notices, each party hereby waives any technical defects as to form, substance and delivery in the giving of any notices required by this Lease and by Florida Statutes so long as the notice reasonably apprises the appropriate party of the general nature of the reason for the giving of the notice and affords such party a reasonable opportunity to cure, if applicable.

35.15 <u>No Presumption</u>. Landlord and Tenant understand, agree and acknowledge that (1) this Lease has been freely negotiated by both parties, and (2) in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Lease or any of its terms or conditions, there will be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

35.16 <u>Air, Light, View</u>. This Lease does not create, nor will Tenant have, any express or implied easement for or other rights to air, light or view over or about the Property or any part thereof.

35.17 <u>Joint and Several Liability</u>. If more than one person or entity is named in this Lease as Tenant, their liability under this Lease will be joint and several.

35.18 <u>Entire Agreement</u>. This Lease (including the exhibits attached hereto) contains the entire agreement between the parties hereto, and no statement, representation, agreement or promise made in connection with this Lease shall be binding upon Landlord or Tenant unless set forth herein. This Lease may only be modified by an agreement in writing signed by Landlord and Tenant.

35.19 <u>Relationship To Parties; No Third Party Beneficiaries</u>. Nothing contained in this Lease will be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, will be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. This Lease is made for the sole benefit of Landlord and Tenant and, in the case of Paragraph 26 (Subordination to Mortgage), any present or future holder of a security interest described in such Paragraph, and their respective successors and assigns (subject to the limitation on assignment set forth above), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Lease. Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party's actions or omissions pursuant hereto or otherwise in connection with this Lease or the transactions contemplated hereby.

35.20 Attorneys' Fees. Tenant will pay, in addition to the rents and other sums agreed to be paid hereunder, all collection and court costs incurred by Landlord and Landlord's reasonable attorneys' and paralegals' fees incurred for the collection of unpaid rentals or the enforcement, defense or interpretation of Landlord's rights under this Lease, whether such fees and costs be incurred out of court, at trial, on appeal, or in any bankruptcy, arbitration or other administrative proceedings.

35.21 Authority; Not Restricted. Tenant, and the person executing this Lease on behalf of Tenant, represent and warrant that if Tenant is a business entity, Tenant is duly formed in its state of organization, is in good standing in its state of organization and in the State of Florida, and has full corporate or partnership or limited liability company ("LLC") power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership or LLC action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms. Landlord, and the person executing this Lease on behalf of Landlord, represent and warrant that Landlord is duly formed in its state of organization, is in good standing in its state of organization and in the State of Florida, and has full partnership power and authority to enter into this Lease and has taken all partnership action necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

35.22 Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for the Landlord's benefit and may not be disclosed by Tenant or its agents, servants, and employees to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent. The consent by Landlord to any disclosures will not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure. Tenant will indemnify, defend upon request, and hold Landlord harmless from and against all costs, damages, claims, liabilities, expenses, losses, court costs, and attorneys' fees suffered or claimed against Landlord, its agents, and employees, based in whole or in part upon the breach of this Paragraph by Tenant, its agents, servants, and employees. The obligations of this Paragraph will survive the expiration or earlier termination of this Lease.

35.23 Tenant Continuous Operation of Business. In the event that Landlord gives Tenant notice that the Premises are ready for occupancy and Tenant fails to take possession and to open the Premises for business or to remain open and operating as provided in this Lease, Tenant shall be in default under the Lease.

35.24 No Competing Businesses. Tenant acknowledges that Tenant's monetary contribution to Landlord (in the form of rent) and Tenant's general contribution to commerce within the Premises (also important in Landlord's determination to execute this Lease with Tenant) will be substantially reduced if, during the Term, either Tenant or any person, firm or corporation, directly or indirectly controlling, controlled by or under common control with Tenant shall directly or indirectly operate, manage, conduct or have any interest in any establishment within commercial proximity of the Property. Accordingly, Tenant agrees that during the Term neither Tenant nor any person, firm or corporation, directly or indirectly controlling, controlled by or under common control with Tenant (and also in the event Tenant is a corporation, if any officer or director thereof or shareholder owning more than ten percent (10%) of the outstanding stock thereof, or parent, subsidiary or related or affiliated corporation) shall directly or indirectly operate, manage, conduct or have any interest in any commercial establishment in or within five (5) miles of the Property. If Tenant violates this paragraph, it shall be an Event of Default.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts.

WITNESSES FOR TENANT:

Name: Debbie L Garrett

Name: Brendan Kiley

TENANT: IPEX, INC.

By:
Name: Paul Rius
Title: President
Date: 3-2, 2006

WITNESSES FOR LANDLORD:

Name: Sondra Parmenter

Name: [illegible]

LANDLORD: GEHR DEVELOPMENT FLORIDA, LLC, a Florida limited liability company

By:
Name: Alfred Somekh
Title: Executive Vice President
Date: March 3, 2006

EXHIBIT A-1

LOCATION IN BUILDING

1900 / 2000 Executive Building

Suite W205

1,394 Square Feet



10'-6"x13'-6"
22'-0"x48'-6"
9'-0"x12'-0"

EXHIBIT B

BUILDING RULES AND REGULATIONS

Landlord has adopted the following Building Rules and Regulations for the care, protection and benefit of your Premises and the Building and for the general comfort and welfare of all Tenants. These Rules and Regulations are subject to amendment by the Landlord from time to time.

1. Building Hours and Access.

1.1 Normal Building Hours are from 8:00 a.m. to 6:00 p.m., Monday through Friday, and on Saturday from 8:00 a.m. to 1:00 p.m., excluding legal holidays.

1.2 HVAC service at times other than for Normal Building Hours will be furnished only upon written request of Tenant delivered to the Landlord by 4:00 p.m. of the business day (i.e., Monday through Friday excluding legal holidays) preceding the day for which such usage is requested. Tenant will bear the entire cost of such additional service as Landlord determines such costs from time to time.

1.3 Building entry at times other than for Normal Building Hours may be limited to a single entrance.

1.4 Landlord reserves the right to designate the time when freight, furniture, goods, merchandise and other articles may be brought into, moved or taken from Premises or the Building. Tenants must make arrangements with the management office when the freight elevator is required for the purpose of carrying any kind of freight.

1.5 Landlord reserves the right at all times to exclude loiterers, vendors, solicitors, and peddlers from the Building and to require registration of satisfactory identification or credentials from all persons seeking access to any part of the Building outside ordinary business hours. The Landlord will exercise its judgment in the execution of such control but will not be liable for the granting or refusal of such access.

1.6 Intentionally Omitted.

2. Building.

2.1 The sidewalks, entry passages, corridors, halls, elevators, and stairways must not be obstructed by the Tenant or used by it for other than those of ingress and egress.

2.2 The floors, skylights and windows that reflect or admit light into any place in the Building must not be covered or obstructed by the Tenant.

2.3 Restroom facilities, water fountains, and other water apparatus must not be used for any other purpose other than for which they were constructed, and no rubbish, or other obstructing substances may be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision by Tenant or Tenant's officers, employees, agents, patrons, customers, licensees, visitors, or invitees will be borne by Tenant.

2.4 Tenant will not injure, or overload or deface the Building, the woodwork, or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business, nor store in the Building or the Premises any flammable or odorous materials.

2.5 Tenant, its officers, agents, employees, patrons, customers, licensees, invitees, and visitors will not solicit in the Property, nor will Tenant distribute any handling or other advertising matter in automobiles parked in the Building's parking facilities.

2.6 Landlord will not be responsible for lost or stolen property, equipment, money, or any article taken from the Premises, Building or parking facilities, regardless of how and when loss occurs.

2.7 Landlord will have the right, exercisable upon written notice and without liability to Tenant, to change the name and street address of the Building.

2.8 Smoking will not be permitted in the Building and or its common areas (specifically including without limitation, elevators and parking garage) unless Landlord specifically designates a portion or portions of the Building in which smoking is to be permitted, in which case smoking will be permitted only in those portions of the Building specifically designated by Landlord. Such designation of smoking areas is intended as an accommodation on the part of the Landlord and can be changed or eliminated at any time by Landlord with or without prior notice from Landlord.

2.9 Tenant shall not in any manner use the name of the Property for any purpose other than that of the business address of the Tenant, or use any picture or likeness of the Property, in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without Landlord's express consent in writing.

2.10 Tenant will not use pallet jacks or similar equipment within the Building.

2.1 Pets in the Building are strictly prohibited.

3. Doors and Windows.

3.1 Tenant entrance doors should be kept closed at all times in accordance with the fire code.

3.2 The Tenant may not put additional locks or latches upon any door without the written consent of the Landlord.

3.3 All signage at the entrance to the Premises will be in the standard graphics for the Building, and no other may be used or permitted on the Premises without Landlord's prior written consent.

3.4 All glass, locks and trimmings in or upon the doors and windows of the Building will be kept whole and when any part thereof is broken the same will be immediately replaced or repaired and put in good repair.

3.5 Window blinds of a uniform Building Standard, color and pattern only will be used throughout the Building to give uniform color exposure through exterior windows. These blinds will remain in the lower position at all times to provide uniform exposure for the outside.

4. Premises Use.

4.1 The Tenant may not install in the Premises any heavy weight equipment or fixtures or permit any concentration of excessive weight in any portion thereof without first having obtained Landlord's written consent.

4.2 Tenant may not operate any device which may emanate electrical waves which will impair radio or television broadcasting or reception from or in the Building.

4.3 No wires of any kind or type (including but not limited to television or radio antennas) may be attached to the outside of the Building and no wires may be run or installed in any part of the Building without the Landlord's prior written consent. Such wiring will be done by the electrician of the Building

only, and no outside electrician will be allowed to do work of this kind unless by the written permission of Landlord or its representatives.

4.4 If Tenant desires any signal, communication, alarm or other utility or service connection installed or changed, such work will be done at the expense of Tenant, with the approval and under the direction of Landlord. Tenant will not utilize any wireless communication equipment (other than usual and customary cellular telephones, internal wireless internet networks and pagers), including antenna and satellite receiver dishes, within the Premises, or the Building, without Landlord's prior written consent. Such consent may be conditioned in such manner so as to protect Landlord's interest and the interest of the Building and the other tenants therein.

4.5 No painting may be done, nor may any alterations be made, to any part of the Building by putting up or changing any partition, doors or windows, nor will there be any nailing, boring, or screwing into the woodwork or plastering, nor will any connection be made to the electric wires or electric fixtures without the consent in writing on each occasion of Landlord.

4.6 All contractors or technicians performing work for Tenant within the Premises, Property or parking facilities will be referred to Landlord for approval in accordance with the Lease before performing such work. This will apply to all work including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceiling, equipment or any other physical feature of the Property, leased Premises or parking facilities. Tenant may do none of this work without Landlord's prior written approval.

4.7 Tenant will not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises. Such odors include, but are not necessarily limited to, cooking fumes, food odors, cleaning agents, chemicals, or substances of any kind. If Landlord receives a complaint regarding objectionable odors, the complaint will be investigated and if necessary, the offender will be asked to cease and desist from the action causing the objectionable odor(s).

4.8 Tenant shall not bring into or keep within the Building any motor vehicle or bicycle.

4.9 Tenant will not permit the number of people (including, without limitation, Tenant's employees and invitees) regularly occupying the Premises at any one time to exceed one per 250 rentable square feet of space in the Premises.

EXHIBIT C

SIGNAGE REQUIREMENTS

r:\gehr development of florida\gehr development of florida - 1900 2000 office lea\docs\pex lease.doc

ADDENDUM

This Addendum is to and forms a part of the Lease dated February ___, 2006, between GEHR DEVELOPMENT FLORIDA, LLC, a Delaware limited liability company ("Landlord") and IPEX ("Tenant"). To the extent the terms of this Addendum conflict with those contained in the Lease, the terms of this Addendum shall control. The terms of the Lease which are not modified by the terms of this Addendum shall remain the same and in effect.

1. **Option to Renew.** Provided that Tenant has been in good standing and has not been in default of any of the terms or condition of this Lease during the initial term of this Lease, and is not in default of any terms or conditions of this Lease at the time the option term is scheduled to commence, then the Tenant shall have the option, to be exercised by written notice to Landlord at lease six (6) months prior to the expiration of the original term of this Lease, to renew this Lease for one (1) additional three (3) year term upon the terms and conditions provided in the original Lease, at a market rent rate determined by the parties. In the event Tenant exercises its renewal option, Landlord may at its sole discretion, provide Tenant, and Tenant shall execute, a new lease or lease amendment reflecting the terms of Tenant's occupancy during the renewal period. Should Tenant fail or refuse to execute such new lease furnished by Landlord, Tenant's renewal option shall be deemed null and void and of no force or effect.

In the event this Lease has been assigned or all or any portion of the premises has been sublet, this option shall automatically become and be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise such option during the term of such assignment or sublease.

Landlord and Tenant have executed this Addendum on the date stated above.

Witness:

[signature]

Print Name: Bonnie Parmenter

Print Name: MARCOS TANGICHANO

[signature]

Print Name: Debbie L Garnett

[signature]

Print Name: Brendan Kolel

LANDLORD:

GEHR DEVELOPMENT FLORIDA, LLC, a Delaware limited liability company

By: [signature]
Alfred Somekh

Its: Executive Vice President

TENANT:

IPEX

By: [signature]

Its: PRESIDENT

Fed Id#: 41-2052984

R:\Gehr Development of Florida\Gehr Development of Florida - 1900 2000 Office Lea\DOCS\IPEX Lease v.1.DOC